Exhibit 99.1

Contact:	Robert B. Nolen, Jr.
President & CEO
Pinnacle Bancshares, Inc.
(205) 221-4111
PINNACLE BANCSHARES, INC. COMMON STOCK TO BE
VOLUNTARILY DELISTED FROM AMERICAN STOCK EXCHANGE
PINNACLE BANCSHARES, INC. ALSO ANNOUNCES
STOCK REPURCHASE PROGRAM
     JASPER, AL —(BUSINESS WIRE)—Feb. 14, 2008 — Pinnacle Bancshares, Inc. (Amex:PLE), the holding company for Pinnacle Bank, Jasper, Alabama, announced today that its common stock will be voluntarily withdrawn from listing on the American Stock Exchange effective prior to the opening of trading on Friday, February 15, 2008. Pinnacle Bancshares also announced today that it is commencing a stock repurchase program to acquire up to 73,000 of the Company’s outstanding shares.
Voluntary Delisting
     Pinnacle Bancshares previously announced that it would seek voluntary withdrawal of its common stock from listing with the American Stock Exchange, the principal exchange on which shares of its common stock are traded. Subsequent to delisting, the Company’s common stock is expected to commence trading in the over-the-counter market on the OTC Bulletin Board. Howe Barnes Hoefer & Arnett, Inc. has agreed to use its best efforts to make a market in the common stock, as long as the volume of trading and certain other market making considerations justify such activity.
     The Board of Directors will consider terminating the Company’s reports to the Securities and Exchange Commission. The Company will continue to voluntarily submit annual, quarterly and other periodic reports under the Securities Exchange Act of 1934 until a determination regarding termination of the Company’s reports is made.
Stock Repurchase Program
     Pinnacle Bancshares also announced today that it is commencing a stock repurchase program to acquire up to 73,000 shares of common stock, or approximately 5% of the Company’s currently outstanding shares. The repurchase program will be dependent upon market conditions, and there is no guarantee as to the exact number of shares to be repurchased by the Company.
     Robert B. Nolen, Jr., President and Chief Executive Officer of the Company, stated that the Board of Directors considers the Company’s common stock to be an attractive investment. According to Mr. Nolen, stock repurchases by the Company generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated

Exhibit 99.1
transactions or other types of repurchases. It is expected that a reduction in the amount of the Company’s outstanding common stock would have the effect increasing the Company’s per share earnings and book value.
     At December 31, 2007, the Company had total assets of approximately $235.9 million and stockholders’ equity of approximately $21.0 million. Pinnacle Bank operates seven offices located in central and northern Alabama.
Statement under the Private Securities Litigation Reform Act
     This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated trading of the Company’s shares on the OTC Bulletin Board and statements regarding the anticipated results of the Company’s stock repurchase program. These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available. Actual results may differ materially. There can be no assurance that the Company’s expectations will be achieved. Please refer to the risk factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, as well as in the Company’s definitive proxy statement filed on April 25, 2007. These forward-looking statements are neither promises nor guarantees. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Pinnacle Bancshares undertakes no responsibility to revise or update any such forward-looking information.